Exhibit 10.5
Loral Space & Communications Inc.
Severance Policy for Corporate Officers
(Amended and Restated as of August 4, 2011)
Plan Document
1. General Information.
(a) The Loral Space & Communications Inc. Severance Policy for Corporate Officers (the “Plan”) provides eligible employees of Loral Space & Communications Inc. (the “Company”) with severance benefits if they are terminated from employment with the Company or undergo a Separation from Service for the reasons described herein.
(b) Notwithstanding any other provision of the Plan, the Plan supersedes any and all prior plans, policies and practices, written or oral, which may have previously applied governing the payment of severance benefits to “Eligible Employees.”
(c) The Plan is adopted and effective as of June 14, 2006, as amended and restated as of December 17, 2008 and further amended and restated as of August 4, 2011 (the “Effective Date”).
2. Eligibility.
(a) You are an “Eligible Employee” for purposes of this Plan if
(1) you are the Chief Executive Officer of the Company (the “CEO”); or
(2)	(A)	you are a regular, full-time employee of the Company who is the President, the Chief Operating Officer, the Chief Financial Officer, an Executive Vice President, a Senior Vice President or a Vice President;
(B)	your primary place of employment is the Company’s corporate headquarters located in New York, NY, or such other place designated by the Plan Administrator;
(C)	you have been employed by the Company for at least six months; and
(D)	you have been designated by the Plan Administrator to be an Eligible Employee and have not thereafter been disqualified by the Plan Administrator;

provided, however, that if (i) the terms and conditions of your employment are covered by a collective bargaining agreement (unless such agreement provides for participation in the Plan), (ii) you have entered into a written agreement with the Company, or (iii) you have received an offer letter from the Company, in each case, that provides for payments or benefits upon termination of employment, and such agreement or offer letter has not expired or lapsed, you shall not be considered an “Eligible Employee” and shall not be eligible to participate in this Plan. No individual other than the CEO shall be eligible to participate in the Plan as an Eligible Employee unless and until such individual meets all of the requirements of sub-clauses (A), (B), (C) and (D) of clause (2) above. Except as specifically prohibited under Section 6 herein, any Eligible Employee may be disqualified by the Plan Administrator at any time for any reason. At any time upon your becoming an Eligible Employee or subsequently becoming disqualified hereunder, the Plan Administrator shall provide you with written notice of your status as such.
(b) You are a “Participant” for purposes of this Plan if you are an Eligible Employee whose employment with the Company and all Affiliates is terminated by the Company or an Affiliate without Cause (a “Qualifying Termination”); provided, however, that none of the following shall be deemed a Qualifying Termination and you will not be entitled to severance benefits if:
(1) Your employment is terminated for Cause;
(2) You voluntarily resign from employment; or
(3) You cease to be an Eligible Employee due to death, disability or retirement.
For purposes of this Plan, a Category I Employee who becomes a Participant pursuant to this Section 2(b) shall be referred to as a Category I Participant, and a Category II Employee who becomes a Participant pursuant to this Section 2(b) shall be referred to as a Category II Participant.
(c) Notwithstanding anything in the Plan to the contrary, no Participant will be eligible to receive any severance benefit or Payment (as defined below) under the Plan unless, and all severance benefits and Payments hereunder shall be delayed until, the Participant executes and delivers to the Company a general release of all claims against the Company and its subsidiaries and Affiliates that contains all of the provisions set forth in Exhibit A hereto and is otherwise satisfactory to the Company, and all applicable revocation periods described in such release have expired without such Participant’s having revoked all or a portion of such release. If a Participant fails to execute such release on or prior to the Release Expiration Date or timely revokes his acceptance of such release thereafter, the Participant shall not be entitled to any severance benefits or Payments hereunder. Notwithstanding anything herein to the contrary, in any case where the date of a Qualifying Termination and the Revocation Expiration Date fall in two separate taxable years, all Payments and benefits required to be provided to a Participant that are treated as deferred compensation for purposes of Section 409A shall be delayed until the later taxable year, and in all such cases a Participant shall receive in a lump sum on the later of (i) the date such release of claims becomes effective following the timely and proper execution of such release and the expiration of any applicable revocation period without revocation by the Participant, and (ii) the first day of such later taxable year, all severance benefits and Payments, if any, that, pursuant to the applicable payment schedule herein would have been paid prior to such date but for this Section 2(c). For purposes of this Section 2(c), the term “Release Expiration Date” means the date that is twenty-one (21) days following the date upon which the Company timely delivers the release contemplated above, or in the event that such termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is forty-five (45) days following such delivery date; provided, however, that in no event shall the Company deliver the release to a Participant later than January 15 following the year of such Qualifying Termination. For purposes of this Section 2(c), the term “Revocation Expiration Date” means the date that is twenty-eight (28) days following the date upon which the Company timely delivers the release contemplated above, or in the event that such termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is fifty-two (52) days following such delivery date.
3. Severance Benefits. Participants shall be eligible, upon execution of a release and expiration of any applicable waiting period, as provided in Section 2(c) above, for cash severance pay under this Plan pursuant to either Section 3(a) or Section 3(b) hereunder, but not both.
(a) Severance Benefit Not in connection with a Corporate Event.
(1) Lump Sum Payment. Subject to Section 2(c) above and Section 3(e) below, in the event an Eligible Employee becomes a Participant pursuant to Section 2(b), such Participant shall receive a lump sum payment, not subject to Mitigation (the “Initial Payment”), within twenty days following such Participant’s Qualifying Termination, equal to either:
(x) in the case of a Category I Participant, the greater of:
(A)	six calendar months’ Pay (i.e., 50% of Pay) (the “Six-Months’-Pay Amount”); and

(B)	the sum of (i) three calendar months’ Pay (i.e., 25% of Pay) plus (ii) two weeks’ Base Salary for every Year of Service plus (iii) one twelfth (1/12th) of two weeks’ Base Salary for every Month of Service in excess of such Participant’s Years of Service (the “Three-Plus-Two Amount”); or
(y) in the case of a Category II Participant, the Three-Plus-Two Amount.

Subject to Section 2(c) above and Section 3(d) below, to the extent that such Participant’s option agreements or other equity award agreements or incentive compensation agreements with the Company provide for less than 100% vesting upon such Qualifying Termination, such Participant shall be entitled to accelerated vesting of such Participant’s unvested options and other equity awards and incentive compensation awards upon such Qualifying Termination of (i) with respect to time-vested awards, the next full tranche that would have vested on the next vesting date under such agreements following such Qualifying Termination, and (ii) with respect to awards scheduled to vest upon the occurrence of achieving certain performance or stock-price thresholds, that portion of such awards that would have vested during the twelve (12) months following such Qualifying Termination based on the actual achievement of such thresholds.
(2) Installment Payments. Subject to Section 2(c) above and Section 3(d) below, in addition to the Initial Payment, a Participant shall be entitled to an additional severance benefit (the “Additional Severance”). The following table sets forth, with respect to each category of Participant, (x) the aggregate amount of the Additional Severance (which, notwithstanding anything in the table below to the contrary, shall in no event be less than zero) and (y) the maximum number of the Company’s regular biweekly pay periods during which the Additional Severance shall be payable (the “Installment Period”).

Category of Participant	Category I Participants	Category II Participants
Aggregate Amount of Additional Severance	Either (x) to the extent the Initial Payment equals the Six-Months’-Pay Amount, an amount equal to the Six-Months’-Pay Amount plus one year’s Base Salary, or (y) to the extent the Initial Payment equals the Three-Plus-Two Amount, an amount equal to the Six-Months’-Pay Amount plus one year’s Base Salary minus the excess of the Three-Plus-Two Amount over the Six-Months’-Pay Amount	Three calendar months’ Pay (i.e., 25% of Pay)
Installment Period	39 biweekly pay periods	6 biweekly pay periods
The Additional Severance shall be payable, subject to the schedule set forth below in this Section 3(a)(2), in a series of consecutive biweekly installments (each such installment deemed a separate Payment pursuant to Section 3(i) below). With respect to Category I Participants, the first 13 Payments of the Additional Severance, if any, shall be payable in substantially equal biweekly installments aggregating to the lesser of (x) the Six-Months’-Pay Amount and (y) the aggregate amount of the Additional Severance, and the next 26 Payments of the Additional Severance, if any, shall be payable in substantially equal biweekly installments aggregating to the lesser of (i) one year’s Base Salary and (ii) the excess of the aggregate amount of the Additional Severance over the Six-Months’-Pay Amount. With respect to Category II Participants, the Additional Severance shall be payable in substantially equal biweekly installments during the Installment Period.
The intent of this payment schedule is to classify the greatest possible portion of the Additional Severance allowable under law as exempt from the requirements of Section 409A and to provide for a payment schedule that is compliant with Section 409A with respect to Payments that cannot be made exempt from the provisions thereof. As such, Payments that qualify as Exempt STD Payments, if any, shall be made first, followed by Payments that qualify as Exempt Safe Harbor Payments, if any, followed by 409A Payments, if any.

Exempt STD Payments. The Payments constituting the Additional Severance shall commence on the first biweekly payroll date following either (x) in the case of a Category I Participant, the six-calendar-month anniversary of such Participant’s Qualifying Termination, or (y) in the case of a Category II Participant, the three-calendar-month anniversary of such Participant’s Qualifying Termination, and shall end on the earlier of (i) the date on which the entire Additional Severance has been paid to the Participant and (ii) the last biweekly payroll date that is prior to or concurrent with March 15th of the calendar year following the calendar year in which such Qualifying Termination occurred. Such Payments shall be deemed Exempt STD Payments as defined in Section 3(k)(1) below. For purposes of clarification, no Payments of Additional Severance shall be either deemed Exempt STD Payments or paid pursuant to this paragraph in the event such Qualifying Termination occurs on or after the date such that pursuant to the payment schedule above the first Payment of the Additional Severance would be made to the Participant after March 15th of the calendar year following the calendar year in which the Qualifying Termination occurred.
Exempt Safe Harbor Payments. In the event any Payments constituting Additional Severance remain unpaid after payment of the Exempt STD Payments above (or if no Payments may be classified as Exempt STD Payments), and provided such Participant has undergone an Involuntary Separation from Service, such unpaid Payments shall commence on the first biweekly payroll date following the latest of (i) March 15th of the calendar year following the calendar year in which the Qualifying Termination occurred, (ii) the date of such Participant’s Involuntary Separation from Service and (iii) (1) in the case of a Category I Participant, the six-calendar-month anniversary of such Participant’s Qualifying Termination, or (2) in the case of a Category II Participant, the three-calendar-month anniversary of such Participant’s Qualifying Termination; and shall cease on the earliest of (x) the date on which the entire Additional Severance has been paid to the Participant, (y) the last biweekly payroll date that is prior to or concurrent with the last day of the second calendar year following the calendar year in which such Involuntary Separation from Service occurred and (z) the date on which the aggregate value of the Additional Severance theretofore paid to the Participant (less the value of the Exempt STD Payments, if any) equals two times the lesser of (A) such Participant’s annualized compensation based upon the annual rate of pay for services provided to the Company for the calendar year prior to the calendar year in which such Participant undergoes such Involuntary Separation from Service and (B) the maximum amount that may be taken into account under Section 401(a)(17) of the Code with respect to a plan qualified pursuant to Section 401(a) of the Code for the calendar year in which such Participant undergoes such Involuntary Separation from Service. Such Payments shall be deemed Exempt Safe Harbor Payments as defined in Section 3(k)(2) below. For purposes of clarification, no Payments may be deemed Exempt Safe Harbor Payments or paid pursuant to this paragraph unless and until the Participant has undergone an Involuntary Separation from Service.

409A Payments. In the event any Payments constituting Additional Severance remain unpaid after payment of all Payments that may be classified as Exempt Payments (or if no Payments may be classified as Exempt Payments), and the Participant has undergone a Separation from Service, such unpaid Payments shall commence on the first biweekly payroll date following either (i) the date on which the last Exempt Safe Harbor Payment was paid to the Participant, or (ii) if no Payments may be deemed Exempt Safe Harbor Payments, the latest of (1) March 15th of the calendar year following the calendar year in which the Qualifying Termination occurred, (2) the date of such Participant’s Separation from Service and (3) (x) in the case of a Category I Participant, the six-calendar-month anniversary of such Participant’s Qualifying Termination, or (y) in the case of a Category II Participant, the three-calendar-month anniversary of such Participant’s Qualifying Termination; subject in all cases to possible delay as set forth in Section 3(l) below.
The Additional Severance shall be subject to Mitigation (as defined in Section 4 below).
(b) Severance Benefit in connection with a Corporate Event. Subject to Section 2(c) above and Section 3(e) below, in the event an Eligible Employee becomes a Participant pursuant to Section 2(b) in connection with or in contemplation of a Corporate Event (whether prior to, upon or following such Corporate Event), such Participant shall receive a lump sum payment, not subject to Mitigation, within twenty days following such Participant’s Qualifying Termination, equal to the following:
(1) in the case of a Category I Participant, an amount equal to one year’s Pay plus one year’s Base Salary; or
(2) in the case of a Category II Participant, an amount equal to (i) six calendar months’ Pay (i.e., 50% of Pay) plus (ii) two weeks’ Pay for every Year of Service plus (iii) one twelfth (1/12th) of two weeks’ Pay for every Month of Service in excess of such Participant’s Years of Service.

In addition to the lump sum payment set forth under (1) or (2) above, each such Participant shall be entitled upon such Qualifying Termination to accelerated vesting of all outstanding unvested options and other equity awards and incentive compensation awards, including any SS/L Phantom SARs held by such Participant, and all outstanding options and other awards subject to exercise held by each such Participant shall remain exercisable until the option or award expiration date set forth in such Participant’s option or award agreement or agreements; provided, however, that any SS/L Phantom SARs held by such Participant shall remain exercisable and shall be automatically settled on the fixed dates following such Qualifying Termination set forth in such Participant’s SS/L Phantom SAR Agreement.
For all purposes of this Plan, the determination as to whether an Employee’s Qualifying Termination is in connection with or in contemplation of a Corporate Event shall be made by the Plan Administrator, in his or its sole discretion, at or prior to the date of any such Employee’s Qualifying Termination. In the absence of any such determination, an Employee’s Qualifying Termination following the Effective Date shall be deemed to be in connection with or in contemplation of a Corporate Event.
(c) Continued Medical Insurance Coverage. In addition to the cash severance provided in Section 3(a) or 3(b) of the Plan, subject to Section 2(c) above and Section 3(e) below, each Participant shall be entitled to continued participation in the Company’s medical, prescription, dental and vision insurance coverage following the Participant’s Qualifying Termination through one of the following two alternatives:
(1) A Participant may elect to participate in the Loral Retiree Medical Plan if such Participant elects to begin receiving benefits from the Retirement Plan of Space Systems/Loral, Inc. (the “SS/L Retirement Plan”). The Participant shall remain eligible to participate in the Loral Retiree Medical Plan for so long as the Participant is covered under other medical insurance coverage (e.g., COBRA continuation or coverage provided by other employment) and has not allowed such medical coverage to lapse at any time. The Participant shall make contributions toward the cost of such Participant’s medical insurance in accordance with the Loral Retiree Medical Plan. The Participant’s contributions will be deducted from the Participant’s monthly retirement benefit payment from the SS/L Retirement Plan.
(2) The Participant may elect COBRA continuation coverage of medical, prescription, dental and vision insurance for the entire Severance Period (as defined below); provided, however, that to the extent the Participant elects to receive such coverage, the Participant shall be responsible for payment of the full monthly COBRA premium applicable to such medical, prescription, dental and vision insurance coverage. To the extent the Participant elects such COBRA coverage, the Company shall pay to the Participant each month during the Severance Period an amount equal to the excess, if any, of the full monthly COBRA premiums for such coverage under the Company’s benefit plans under which such medical, prescription, dental and vision insurance coverage is provided, as in effect from time to time, over the amount of the portion of such premiums the Participant would pay if the Participant were an active employee (such payments, the “Medical Continuation Payments”), which payments shall be paid in advance on the first payroll day of each month during the Severance Period, commencing with the month immediately following the date of termination; provided, however, if during the Severance Period the Participant obtains employment that offers medical, prescription, dental or vision insurance coverage, the Medical Continuation Payments shall end on the earlier of (x) the date the Participant becomes an active participant under the new coverage if the Participant elects to be covered thereunder and (y) the date the Participant declines the new coverage. To the extent that the Participant declines any such new coverage, the Participant may elect to continue COBRA coverage for the remainder of the COBRA coverage period (generally 36 months from the date of termination), if any, but shall not receive Medical Continuation Payments thereafter. After the Severance Period, the Participant may elect to continue COBRA coverage for the remainder of the COBRA continuation period (generally 36 months from the date of termination), if any, provided that the Participant shall no longer be entitled to any further Medical Continuation Payments. For purposes of Section 3(c) and (d), the term “Severance Period” means the period commencing on an Eligible Employee’s Qualifying Termination and continuing for either:
(i)	for a Category I Participant, twenty-four calendar months; or

(ii)	for a Category II Participant, (x) six calendar months plus (y) a number of full calendar months (rounded up to the nearest whole month) equal to: (I) the amount of cash severance to which the Eligible Employee is entitled under Section 3(b)(2)(ii) and (iii) above divided by (II) the monthly rate of Eligible Employee’s Base Salary.
Any such participation in the Company’s medical, prescription, dental and vision insurance coverage following a Participant’s termination of employment shall be subject to all changes to the Company’s medical, prescription, dental and vision insurance program following the Participant’s termination of employment, including, but not limited to, any increases in the employee premium amounts payable by the employees and the Participant.
With respect to either alternative (1) or (2) above, the Participant must submit or arrange for the submission of all reimbursement requests no later than 180 days following the date such expenses are incurred, and the Company shall arrange for reimbursement of all such allowable expenses no later than the end of the Participant’s taxable year following the taxable year in which such expenses are incurred.
In the event that a Corporate Event occurs, the Company may arrange for alternative post-termination coverage to be provided pursuant to one or more insurance coverage plans or programs maintained by one or more of the Company’s Affiliates prior to any such Corporate Event or by Telesat Canada or one or more of its affiliates, to the extent that providing such alternative coverage is reasonably practical. In the event that an Employee’s Qualifying Termination is in connection with or in contemplation of a Corporate Event, the Plan Administrator may, in its absolute discretion, prior to the date of an Employee’s Qualifying Termination determine, in lieu of the Medical Continuation Payments pursuant to Section 3(c)(2) above, to pay to such Employee upon such Qualifying Termination an amount, not subject to Mitigation, in a lump sum within twenty (20) days following such Participant’s Qualifying Termination, equal to the sum of the Medical Continuation Payments that otherwise would be paid pursuant to Section 3(c)(2) above.

(d) Continued Executive Life Insurance Coverage. In addition to the cash severance provided in Section 3(a) or 3(b) of the Plan and the continued medical coverage provided in Section 3(c) of the Plan, subject to Section 2(c) above and Section 3(e) below, to the extent the Company provided executive life insurance benefits to any Participant immediately prior to such Participant’s Qualifying Termination, such Participant shall be entitled following a Qualifying Termination that is a Separation from Service to continued participation in the executive life insurance benefits provided to such Participant immediately prior to such Participant’s Qualifying Termination. Such benefits shall commence on the date of such Participant’s Separation from Service and shall continue through the end of the Participant’s Severance Period (such period of continued executive life insurance is referred to hereafter as the “Continued Insurance Coverage Period”). As such, each year during the Continued Insurance Coverage Period, the Company shall pay to the insurance company or companies pursuant to which such Participant was insured while employed in accordance with the terms of such policy or policies covering such Participant, the annual premium or premiums due on the individual executive life insurance policy or policies (the “Life Insurance Continuation Payments”). Such payment or payments shall be made on the date or dates during each such year on which such premiums are due; provided, however, if during the Continued Insurance Coverage Period the Participant obtains Employment that offers comparable executive life insurance benefits, the Company’s obligation to make premium payments hereunder shall end on the date such Participant becomes eligible for such comparable executive life insurance benefits. Each Participant shall be responsible for payment of all applicable payroll taxes with respect to such premiums paid by the Company. At the conclusion of the Continued Insurance Coverage Period, a Participant may elect to continue his or her executive life insurance benefits at his or her own expense, and, to the extent necessary or desirable, the Company will cooperate with and assist the Participant in transferring any applicable policy or policies to the Participant’s name and changing the address to which statements are mailed.
In the event that an Employee’s Qualifying Termination is in connection with or in contemplation of a Corporate Event, the Plan Administrator may, in its absolute discretion, prior to the date of an Employee’s Qualifying Termination determine, in lieu of the Life Insurance Continuation Payments pursuant to Section 3(d) above, to pay to such Employee upon such Qualifying Termination an amount, not subject to Mitigation, in a lump sum twenty (20) days following such Participant’s Qualifying Termination, an amount equal to the sum of the Life Insurance Continuation Payments that otherwise would be paid pursuant to Section 3(d) above.

(e) Discretionary Severance Option. Notwithstanding anything in this Section 3 to the contrary, in the event any Eligible Employee becomes a Participant pursuant to Section 2(b), the Plan Administrator, in his or its sole discretion, may offer such Participant an alternative severance benefit in lieu of the severance benefit set forth in Section 3(a), (b), (c) and (d) above, unless such alternative severance benefit would be deemed a “substitute for a payment of deferred compensation” within the meaning of Treasury Regulation Section 409A-3(f) that otherwise violates Section 409A. In the event the Plan Administrator offers a Participant such an alternative severance benefit pursuant to this Section 3(e), the Participant will have a choice between the severance benefits set forth in Section 3(a), (b), (c) and (d) and the alternative severance benefit offered under this Section 3(e).
(f) Taxes on Severance Pay. All severance benefits pursuant to this Section 3, including without limitation, with respect to Participants who are “highly compensated individuals” for purposes of Section 105 of the Code, the Medical Continuation Payments pursuant to Section 3(b) and executive life insurance benefits pursuant to Section 3(c), are considered taxable income. Except as otherwise provided herein, all appropriate federal, state and local taxes will be withheld from all severance benefits.
(g) Severance Benefit Offsets. Notwithstanding anything herein to the contrary, the amount of the severance benefit that any Participant is entitled to receive under the Plan shall be the amount calculated in accordance with this Section 3 of the Plan, less all amounts, if any, that such Participant is entitled to receive as a result of the circumstances of his or her termination under the Federal Worker Adjustment and Retraining Notification Act (Pub. L. 100-379) and other similar federal, state or local statutes. Each Participant shall be obligated to cooperate with and respond to the Company’s requests for documentation, at any time such Participant is subject to Mitigation, relating to any Compensation then earned by such Participant. During the Installment Period, each Participant shall report to the Company in writing the amount of any Compensation earned by, owed to or promised to such Participant on account of such Participant’s Employment, if any. Each Participant subject to Mitigation shall submit to the Company a Mitigation Certification in the form attached hereto as Exhibit B upon commencement of the Installment Period, every three months thereafter and in any event, promptly upon becoming engaged in Employment.
(h) Forfeiture of Severance Benefits. All rights of a Participant to receive further severance benefits will be forfeited if the Plan Administrator determines, in his or its sole discretion, after the commencement of severance benefits hereunder to such Participant that (1) the Company had Cause to terminate such Participant’s employment with the Company prior to actual termination, (2) such Participant has failed to cooperate or respond to the Company’s request for documentation relating to Compensation earned by such Participant, as required by Section 3(g), or has falsely responded with respect thereto or (3) following termination of employment, such Participant acts in a manner detrimental to the best interests of the Company in any material respect.
(i) Continuation of Benefits in the Event of Death. In the event a Participant dies after termination of employment with the Company but prior to receipt of his or her entire severance benefit, the remaining Payments owing to the Participant shall be paid in a lump sum to the Participant’s estate, and the continued medical, prescription, dental and vision insurance coverage pursuant to Section 3(b) herein shall cease.

(j) Lump Sum and Installment Payments Deemed Separate Payments. Each lump sum payment to a Participant pursuant to Section 3(a)(1) or 3(b) herein, or if applicable, pursuant to Section 3(c) and/or Section 3(d) herein, shall be deemed a separately identified amount within the meaning of Treasury Regulation Section 1.409A-2(b)(2)(i) and by virtue of Treasury Regulation Section 1.409A-2(b)(2)(iii) shall be a separate payment hereunder (each, a “Lump Sum Payment”). In addition, each separate biweekly installment payment provided pursuant to Section 3(a)(2) herein and each separate payment pursuant to Section 3(c) and/or Section 3(d) herein shall be deemed a separately identified amount within the meaning of Treasury Regulation Section 1.409A-2(b)(2)(i) and by virtue of Treasury Regulation Section 1.409A-2(b)(2)(iii) shall be a separate payment hereunder (each, an “Installment Payment”) (each Lump Sum Payment and each Installment Payment, a “Payment”).
(k) Certain Payments Exempt from Section 409A.
(1) Short Term Deferral. Each Payment made to a Participant shall be exempt from Section 409A by virtue of Treasury Regulation Section 1.409A-1(b)(4) (the short-term deferral exemption) to the extent that, pursuant to the terms of the applicable payment schedule hereunder for such Payment, such Payment must be made on or prior to March 15th of the calendar year immediately following the year in which such Participant undergoes a Qualifying Termination. The Payments that are exempt from Section 409A pursuant to this Section 3(k)(1) shall be referred to herein as “Exempt STD Payments.”
(2) Separation Pay Safe Harbor. Each Payment made to a Participant shall be exempt from Section 409A by virtue of Treasury Regulation Section 1.409A-1(b)(9)(iii) (the separation pay plan exemption) to the extent that, pursuant to the terms of the applicable payment schedule hereunder for such Payment, such Payment (A) must be made to a Participant (x) after an Involuntary Separation from Service, (y) following March 15th of the calendar year immediately following the calendar year in which such Participant undergoes a Qualifying Termination and (z) prior to the last day of the second calendar year following the calendar year in which such Involuntary Separation from Service occurs, and (B) is, when added together with all other Payments theretofore paid to such Participant that satisfy the requirements of clause (A) above, no greater than two times the lesser of (i) such Participant’s annualized compensation based upon the annual rate of pay for services provided to the Company for the calendar year prior to the calendar year in which such Participant undergoes such Involuntary Separation from Service and (ii) the maximum amount that may be taken into account under Section 401(a)(17) of the Code with respect to a plan qualified pursuant to Section 401(a) of the Code for the year in which such Participant undergoes such Involuntary Separation from Service. The Payments that are exempt from Section 409A pursuant to this Section 3(k)(2) shall be referred to herein as “Exempt Safe Harbor Payments.”
(3) Exempt STD Payments and Exempt Safe Harbor Payments shall be referred to herein collectively as “Exempt Payments,” and the Payments that are not Exempt Payments shall be referred to herein as “409A Payments.”

(l) Delay of Payment for Specified Employees. Notwithstanding anything herein to the contrary, in the event that a Participant is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date such Participant undergoes a Separation from Service, any 409A Payment otherwise required to be made to the Participant hereunder shall be delayed for such period of time as may be necessary to meet the requirements of Section 409A(a)(2)(B)(i) of the Code (the “Delay Period”). On the first business day following the expiration of the Delay Period, the Participant shall be paid, in a single cash lump sum, an amount equal to the aggregate amount of all 409A Payments delayed pursuant to the preceding sentence, and any remaining 409A Payments not so delayed shall continue to be paid pursuant to the payment schedule set forth herein.
(m) Change in Control Acceleration of Installment Payments. In the event that a Corporate Event occurs, which Corporate Event also constitutes a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5), following the date that any Participant has undergone a Qualifying Termination hereunder (but only with respect to Qualifying Terminations occurring after the Effective Date) and during the time that any such Participant is receiving Payments hereunder in the form of Installment Payments but before any such Participant has received the last such Installment Payment, the Company shall pay to any such Participant in a lump sum on the date of the consummation of such Corporate Event an amount equal to the aggregate remaining Installment Payments, with respect to such Participant, and such Participant shall have no further right to any further Installment Payments hereunder.
4. Definitions. For purposes of the Plan, the following definitions shall apply:
(a) “Affiliate” shall mean each entity, other than the Company, with whom the Company would be considered a single employer as provided in Treasury Regulation Section 1.409A-1(h)(3).
(b) “Base Salary” with respect to any Participant, means such Participant’s annual base salary in effect immediately prior to such Participant’s termination of employment with the Company.
(c) “Category I Employee” shall mean an Eligible Employee who is the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer or an Executive Vice President of the Company, and with respect to severance benefits payable in the event of a Corporate Event, a Senior Vice President of the Company.
(d) “Category II Employee” shall mean an Eligible Employee with the title of Vice President who is not a Category I Employee.
(e) “Cause” shall have the meaning set forth in the Company’s 2005 Stock Incentive Plan or any successor thereto. The determination of whether any conduct, action or failure to act on the part of any Eligible Employee constitutes Cause shall be made by the Plan Administrator in his or its sole discretion.

(f) “Change in Control” shall be deemed to have occurred if: (i) any person (as defined in Section 3(a)(9) of the Exchange Act, and as used in Sections 13(d) and 14(d) thereof, including any “group” as defined in Section 13(d)(3) thereof (a “Person”), but excluding the Company, any Affiliate, any employee benefit plan sponsored or maintained by the Company or any Affiliate (including any trustee of such plan acting as trustee), and any Person who owns 20% or more of the total number of votes that may be cast for the election of directors of the Company (the “Voting Shares”) as of the Effective Date, becomes the beneficial owner of 35% of the “Voting Shares”; (ii) the Company undergoes any merger, consolidation, reorganization, recapitalization or other similar business transaction, sale of all or substantially all of the Company’s assets or combination of the foregoing transactions (a “Transaction”), other than a Transaction involving only the Company and one or more Affiliates, and immediately following such Transaction the shareholders of the Company immediately prior to the Transaction do not continue to own at least a majority of the voting power in the resulting entity; (iii) the persons who are the members of the Board as of the Effective Date (the “Incumbent Directors”) shall cease (for any reason other than death) to constitute at least a majority of members of the Board or the board of directors of any successor to the Company, provided that any director who was not a director as of the Effective Date shall be deemed to be an Incumbent Director if such director was elected to the Board by, or on the recommendation of or with the approval of, at least a majority of the directors who then qualified as Incumbent Directors, either actually or by prior operation of this definition; or (iv) the shareholders of the Company approve a plan of liquidation or dissolution of the Company, or any such plan is actually implemented.
(g) “Code” means the Internal Revenue Code of 1986, as amended from time to time.
(h) “Compensation” means compensation income derived from rendering services, other than Equity-Based Compensation.
(i) “Corporate Event” means (i) a Change in Control, (ii) a New SS/L Sale Event (as defined in the Company’s 2005 Stock Incentive Plan) or an initial public offering, spin-off, reverse spin-off, non pro rata spinoff, split-off, dividend, distribution to stockholders or other similar transaction involving New SS/L or any assets of New SS/L, (iii) the merger, consolidation or other business combination of the Company, Loral Holdings Corporation (“Holdings”) or Space Systems/Loral, Inc. (“SS/L”), or any of their subsidiaries, with another entity, (iv) the acquisition by the Company, Holdings or SS/L, or any of their subsidiaries of all or substantially all of the stock or assets of another entity or (v) the closing or cessation or reduction in the scope of operations, in whole or in part, of the Company’s corporate headquarters in New York, NY.
(j) “Employment” means the state of being an employee, consultant, sole proprietor or director, or having any other position (including self-employment) with or for any person or entity other than the Company or a subsidiary of the Company, through which a Participant receives or is or becomes entitled to receive Compensation.
(k) “Equity-Based Compensation” means equity-based compensation income derived from rendering services, including, but not limited to, stock options, stock appreciation rights, restricted stock, restricted stock units, phantom stock awards and other equity-based awards, provided such Equity-Based Compensation is granted in the ordinary course of business and not in lieu of any salary, bonus or other compensation or for the purpose of avoiding or circumventing Mitigation.

(l) “Involuntary Separation from Service” shall mean a Separation from Service due to the independent exercise of the unilateral authority of the Company or an Affiliate to terminate an individual’s services, other than due to the individual’s implicit or explicit request, where the individual was willing and able to continue performing services.
(m) “Mitigation” means the reduction, on a prospective basis, of any installment severance benefits to which a Participant is entitled pursuant to Section 3 herein (including a reduction to but not below $0) by an amount equal to the Compensation then being received by such Participant or owed or promised to such Participant from any Employment other than Employment with the Company or an Affiliate for services rendered during the Installment Period.
(n) “Month” shall mean a period of 30 days.
(o) “Months of Service” shall mean a Participant’s completed full Months of full-time employment with the Company measured from the most recent anniversary of his/her date of hire by the Company. For purposes of this definition, a Participant will receive credit for an additional full Month of Service in excess of the number of full Months (of 30 days each) of full-time employment with the Company to the extent he or she has at least an additional 16 days of full-time employment with the Company.
(p) “Pay” with respect to any Participant means the sum of (x) the Participant’s Base Salary plus (y) the average of the annual incentive bonus compensation paid to the Participant in the twenty-four calendar months immediately prior to such Participant’s termination of employment with the Company.
(q) “Prior Employment” for any Participant shall mean full-time employment with the Company prior to one or more breaks in service for such Participant.
(r) “SS/L Phantom SARs” means the phantom stock appreciation rights tied to the performance of Space Systems/Loral, Inc. granted pursuant to a Phantom Stock Appreciation Rights Agreement Relating to Space Systems/Loral, Inc.
(s) “Section 409A” means Section 409A of the Code.
(t) “Separation from Service” with respect to any Eligible Employee shall mean the termination of such Eligible Employee’s employment from the Company and all Affiliates that qualifies as a “separation from service” as provided in Treasury Regulation Section 1.409A-1(h); provided, however, that a Participant shall be deemed to have undergone a “termination of employment” within the meaning of Treasury Regulation Section 1.409A-1(h)(1)(ii) with the Company and all Affiliates when the Participant’s level of services to the Company and all Affiliates is permanently reduced to less than 50% of the level of services provided to the Company and all Affiliates in the immediately preceding thirty-six (36) months.

(u) “Year” shall mean a period consisting of 365 consecutive days (or 366 consecutive days including February 29 of a leap year) (for example, an employee who is hired on September 7 and remains employed until the following September 6 shall receive credit for a Year, regardless of whether such service spans February 29 of a leap year).
(v) “Years of Service” shall mean a Participant’s completed Years of full-time employment with the Company measured from his/her date of hire by the Company.
5. Administrative Information.
(a) Plan Name. The full name of the Plan is the Loral Space & Communications Inc. Severance Policy for Corporate Officers.
(b) Plan’s Sponsor. The Plan is sponsored by Loral Space & Communications Inc., 600 Third Avenue, New York, NY 10016, (212) 697-1105.
(c) Employer Identification Number. The employer identification number (EIN) assigned to the Plan Sponsor by the Internal Revenue Service is 87-0748324.
(d) Type of Plan and Funding. The Plan is a severance plan for the benefit of employees of the Company who are members of a select group of management or highly compensated employees. The benefits provided under the Plan are paid from the Company’s general assets. No fund has been established for the payment of Plan benefits. No contributions are required under the Plan.
(e) Plan Administrator.
(1) The Plan shall be administered by the CEO, provided, that, with respect to the CEO, the Plan shall be administered by Compensation Committee (the “Compensation Committee”) of the Board of Directors of the Company (the “Board”), and as such the term “Plan Administrator” shall refer to the CEO or the Compensation Committee, as applicable; provided, however, that, following a Change in Control, the terms CEO and Compensation Committee as used in this Section 5(e)(1) shall mean the CEO or Compensation Committee, as applicable, immediately prior to such Change in Control.
(2) The Plan Administrator has full responsibility for the operation of the Plan. No supervisor or other officers of the Company are authorized to interpret provisions of the Plan or make representations that are contrary to the provisions of the Plan document as interpreted by the Plan Administrator. All correspondence and requests for information should be directed as follows: Loral Space & Communications Inc., Plan Administrator, Loral Space & Communications Inc. Severance Policy for Corporate Officers, 600 Third Avenue, New York, NY 10016, (212) 697-1105.

(3) Subject to the express provisions of this Plan, the Plan Administrator shall have sole authority to interpret the Plan (including any vague or ambiguous provisions) and to make all other determinations deemed necessary or advisable for the administration of the Plan; provided, however that the Plan Administrator shall have absolute discretion to determine whether, and the extent to which, a Participant’s Prior Employment shall be considered in determining such Participant’s Years of Service or Months of Service, and such determination may be different for different Participants under similar or different circumstances. All determinations and interpretations of the Plan Administrator shall be final, binding, and conclusive as to all persons.
(f) Agent for Service of Process. Should it ever be necessary, legal process may be served on the Plan Administrator at: Loral Space & Communications Inc., 600 Third Avenue, New York, NY 10016, Attn: General Counsel.
(g) Type of Administration. The Plan is administered by Loral Space & Communications Inc.
(h) Plan Year. January 1 — December 31.
6. Plan Amendment or Termination. The Company reserves the right, in its sole and absolute discretion to amend or terminate, in whole or in part, any or all of the provisions of the Plan, including an amendment that reduces or eliminates the benefits hereunder, by action of the Board (or a duly authorized committee thereof) at any time; provided, however, that, following a Change in Control, no termination or amendment of the Plan that negatively affects the rights or benefits of any Eligible Employee or Participant hereunder shall be effective as to such Eligible Employee or Participant and no Eligible Employee may be disqualified, in either case, without such Eligible Employee’s or Participant’s consent thereto; and further provided, however, that no termination or amendment of the Plan that negatively affects the rights or benefits of any Participant hereunder shall be effective as to such Participant who has undergone a Qualifying Termination prior to the date of the amendment or termination of the Plan without such Participant’s consent thereto.
7. Other Important Plan Information.
(a) Employment Rights Not Implied. Participation in the Plan does not give any Eligible Employee the right to be retained in the employ of the Company, nor does it guarantee any right to claim any benefit except as outlined in the Plan.
(b) Governing Law. This Plan shall be construed and interpreted in accordance with the Employee Retirement Income Security Act of 1974 (“ERISA”), to the extent applicable, and the laws of the State of New York, without regard to the principles of conflicts of law thereof.
(c) No Liability. No director, officer, agent or employee of the Company shall be personally liable in the event the Company is unable to make any payments under the Plan due to a lack of, or inability to access, funding or financing, legal prohibition (including statutory or judicial limitations) or failure to obtain any required consent. In addition, neither the Plan Administrator, the Company, any Affiliate of the Company nor any director, officer, agent or employee of the Company or any Affiliate shall be personally liable by reason of any action taken with respect to the Plan for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each director, officer, agent and employee of the Company, including the Plan Administrator, to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against any reasonable cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Board) arising out of any act or omission to act in connection with the Plan unless arising out of such person’s own fraud, bad faith or gross negligence.

(d) Section 409A Compliance. All Payments and benefits hereunder are intended to comply with or be exempt from the provisions of Section 409A. To the extent that there are any ambiguities in this document, they shall be interpreted and administered consistent with such intent. Notwithstanding the immediately prior sentence, (i) if any term or provision of this Plan intended to cause a Payment or benefit hereunder to be compliant with Section 409A is found to cause such Payment or benefit to be noncompliant therewith or (ii) if any term or provision of this Plan intended to cause a Payment or benefit hereunder to be exempt from Section 409A is found to cause such Payment or benefit to be subject thereto, in each case, in any jurisdiction, such provision shall be struck as void ab initio, and a compliant or exempt term or provision, as applicable, shall be deemed substituted for such noncompliant or nonexempt provision, as applicable, that preserves, to the maximum lawful extent, the intent of the Plan, and any court or arbitrator so holding shall have authority and shall be instructed to substitute such compliant or exempt provision; provided, however, that if any such noncompliance or nonexemption, as applicable, is due to a deficiency of one or more terms or provisions, such appropriate terms or provisions shall be deemed to be added to cure such noncompliance or nonexemption, as applicable, that preserves, to the maximum lawful extent, the intent of the Plan, and any such court or arbitrator shall have authority and shall be instructed to supplement the Plan with such compliant or exempt terms or provisions, as applicable. If, due to the payment schedule herein with respect to any amount payable pursuant hereto, the payment of or entitlement to such amount would cause a Participant to incur any additional tax or interest under Section 409A, the Company may, after consulting with such Participant, reform such applicable payment schedule, with respect to such Participant only, to the extent necessary to comply with Section 409A, but only if, after consultation, such payment schedule can be reformed to so comply; provided, however, that in no event shall the Company be obligated to reform any payment schedule herein in a manner that would result in an increased cost to the Company, and any such reformation shall preserve, to the maximum extent practicable, the economic benefit to such Participant of the applicable amount without violating the provisions of Section 409A. Nothing herein, and no act taken or not taken by the Company in consultation with a Participant is intended to guarantee compliance with Section 409A. Neither the Plan Administrator, the Company, any Affiliate of the Company nor any employee, officer or director of the Company or any Affiliate shall be liable to any Participant for any additional taxes or other penalties incurred or suffered by such Participant due to the Plan’s failure to comply with Section 409A.
8. Claims Appeal Procedure.
The following information is intended to comply with the requirements of ERISA and provides the procedures an Eligible Employee may follow if he or she disagrees with any decision about eligibility for Plan payments. The determination by the Plan Administrator as to whether any person is an Eligible Employee is final and binding and is not subject to review.
(a) An Eligible Employee will be informed as to whether or not he/she will be a Participant under the Plan, and thereby entitled to benefits under the Plan, on or before the last day worked. Eligible Employees who believe they are entitled to benefits under the Plan and do not receive notice of their status as a Participant, or who have questions about the amounts they receive, must write to the Plan Administrator within thirty (30) days of the date of their respective termination.

(b) If the Plan Administrator denies an Eligible Employee’s claim for benefits under the Plan, the Eligible Employee will be sent a letter within ninety (90) days (in special cases, more than 90 days may be needed and he or she will be notified if this is the case) explaining:
(1) the specific reason or reasons for the denial;
(2) the specific provisions on which the denial is based;
(3) any additional material or information necessary for the Participant to perfect the claim and an explanation of why such material or information is necessary; and
(4) an explanation of the Plan’s claim review procedure.
(c) If payment is denied or the Eligible Employee disagrees with the amount of the payment, he or she may file a written request for review within sixty (60) days after receipt of such denial. This request should be filed with the Plan Administrator. The letter which constitutes the filing of an appeal should ask for a review and include the reasons why the Eligible Employee believes the claim was improperly denied, as well as any other appropriate data, questions or comments. In addition, an Eligible Employee is entitled to:
(1) review documents pertinent to his or her claim at such reasonable time and location as shall be mutually agreeable to the Eligible Employee and the Plan Administrator; and
(2) submit issues and comments in writing to the Plan Administrator relating to his or its review of the claim.
(d) A final decision will normally be reached within sixty (60) days, unless special circumstances require an extension of time for processing, in which case a decision will be rendered as soon as possible. The Eligible Employee will receive a written notice of the decision on the appeal, indicating the specific reasons for the decision as well as specific references to the Plan provisions on which the decision is based.
9. The Plan Supersedes All Prior Severance Arrangements. Except as expressly provided in a written employment or other agreement or written offer letter between the Company and an individual, the Plan and the Loral Space & Communications Inc. Severance Policy for Corporate Office Employees (the “Severance Policies”) represent the only policies, plans, arrangements and practices providing severance benefits upon termination of employment, and the Severance Policies supersede all prior written or oral policies, plans, arrangements and practices providing severance benefits upon termination of employment.

Exhibit A
[Form of General Release]
1. Opportunity for Review and Revocation. You have twenty-one (21) days to review and consider this release (this “Release”). Notwithstanding anything contained herein to the contrary, this Release will not become effective or enforceable for a period of seven (7) calendar days following the date of its execution, during which time you may revoke your acceptance of this Release by notifying Avi Katz, in writing. To be effective, such revocation must be received by the Company no later than 5:00 p.m. local time on the seventh calendar day following its execution. Provided that the Release is executed and you do not revoke it, the eighth (8th) day following the date on which this Release is executed shall be its effective date (the “Effective Date”). In the event of your revocation of this Release pursuant to this Section 1, this Release will be null and void and of no effect, and the Company will have no further obligations to you hereunder or, except where explicitly provided otherwise therein, under the Plan.
2. Waiver and Release of Claims.
(a) As used in this Release, the term “claims” will include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, attorneys’ fees, judgments, losses and liabilities, of whatsoever kind or nature, in law, equity or otherwise.
(b) You hereby waive and release any and all claims and potential claims, known and unknown, you have against the Company, parent companies, related corporations, subsidiaries or affiliates, or their officers, directors, employees or agents, relating to or arising out of, your employment with the Company and the termination of your employment, including, without limitation, claims as to tax consequences to you of any payments made to you by the Company. This Release applies to all claims relating to your employment, including, but not limited to, claims arising under the New York State Executive Law or the New York City Civil Rights Law, any statutory, contract or tort claims and any claims arising under Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act of 1990 or the Fair Labor Standards Act. This Release does not apply to any claims not covered herein that arise after the date this release is executed by you and delivered to the Company, nor does this waiver and release limit your ability to enforce the terms of this Release.
(c) You acknowledge and agree that as of the Effective Date, you have no knowledge of any facts or circumstances that give rise or could give rise to any claims under any of the laws listed in the preceding paragraph.
(d) You specifically release all claims relating to your employment and its termination under ADEA, a United States federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefit plans.
(e) Notwithstanding any provision of this Release to the contrary, by executing this Release, you are not releasing any claims relating to any indemnification rights you may have as a former officer or director of the Company or its subsidiaries in accordance with the Company’s or such subsidiary’s bylaws, as the case may be.
Exhibit A – Page 1

3. Knowing and Voluntary Waiver. You expressly acknowledge and agree that you:
(a) Are able to read the language, and understand the meaning and effect, of this Release;
(b) Have no physical or mental impairment of any kind that has interfered with your ability to read and understand the meaning of this Release or its terms, and that your not acting under the influence of any medication, drug or chemical of any type in entering into this Release;
(c) Are specifically agreeing to the terms of the release contained in this Release because the Company has agreed to pay you the amounts set forth in the Plan. The Company has agreed to provide such amounts because of your agreement, among others, to accept it in full settlement of all possible claims you might have or ever had, and because of your execution of this Release;
(d) Understand that, by entering into this Release, you do not waive rights or claims under ADEA that may arise after the Effective Date;
(e) Had or could have had twenty-one (21) calendar days in which to review and consider this Release;
(f) Were advised to consult with your attorney regarding the terms and effect of this Release and
(g) Have signed this Release knowingly and voluntarily.
4. No Suit. You represent that you have not filed or permitted to be filed against the Company or any related companies, individually or collectively, any complaints or lawsuits arising out of your employment, or any other matter arising on or prior to the date hereof.
5. Successors and Assigns. The provisions hereof shall enure to the benefit of your heirs, executors, administrators, legal personal representatives and assigns and shall be binding upon your heirs, executors, administrators, legal personal representatives and assigns.
6. Severability. If any provision of this Release shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect. The illegality or unenforceability of such provision, however, shall have no effect upon and shall not impair the enforceability of any other provision of this Release.
7. Non-Disparagement. You agree to refrain from making any disparaging, negative or uncomplimentary statements regarding the Company, any related companies and/or any officers, employees or other service providers of the Company or related companies.
Exhibit A – Page 2

8. Non-Disclosure. You shall not disclose the nature or terms of this Release or the negotiations that led to this Release to any person or entity, other than your spouse, tax advisors and legal counsel, without the written consent of the Company, unless required to do so by law.
9. Non-Admission. Nothing contained in this Release will be deemed or construed as an admission of wrongdoing or liability on the part of you or the Company.
10. Entire Agreement. This Release and the Plan together constitute the entire understanding and agreement of the parties hereto regarding the termination of your employment. This Release and the Plan supersede all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Release.
11. Governing Law. EXCEPT WHERE PREEMPTED BY FEDERAL LAW, THIS RELEASE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH FEDERAL LAW AND THE LAWS OF THE STATE OF NEW YORK, APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE. ANY DISPUTE OR CLAIM ARISING OUT OF OR RELATING TO THIS RELEASE SHALL BE BROUGHT EXCLUSIVELY IN THE FEDERAL COURT IN THE STATE OF NEW YORK. BY EXECUTION OF THE RELEASE, THE PARTIES HERETO, AND THEIR RESPECTIVE AFFILIATES, CONSENT TO THE EXCLUSIVE JURISDICTION OF SUCH COURT, AND WAIVE ANY RIGHT TO CHALLENGE JURISDICTION OR VENUE IN SUCH COURT WITH REGARD TO ANY SUIT, ACTION OR PROCEEDING UNDER OR IN CONNECTION WITH THE RELEASE. EACH PARTY TO THIS RELEASE ALSO HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS RELEASE.
Exhibit A – Page 3

Exhibit B
[Form of Mitigation Certification]
In accordance with the Loral Space & Communications Inc. (“Loral”) Severance Policy for Corporate Officers and a General Release and Termination Agreement effective                      (the “Severance Arrangement”), I am entitled to receive or am currently receiving severance payments that are subject to mitigation. Pursuant to the Severance Arrangement, at the inception of the period during which I am entitled to receive severance payments in a series of installments and every three months thereafter during such installment payment period (the “Mitigation Period”), I am required to certify my employment status. Pursuant to these requirements, I hereby certify that, as of                     :
☐ I am not currently engaged in Employment (as defined in the Severance Arrangement), nor do I have any definitive expectations for Employment prior to my next certification.
☐ I am currently engaged in Employment.
My current annual salary or compensation is $                     ($                    /biweekly) and my target bonus or incentive compensation for the current year is $                    . The following is a list of all other compensation that I am entitled to in connection with my current Employment, including any amount received as a signing bonus and any amount of compensation promised or owed to me but not yet paid to me:

I understand that any or all of the installments severance payments due to me pursuant to the Severance Arrangements are subject to reduction on a dollar-for-dollar basis based on the compensation that I am entitled to receive in connection with my current Employment.
Exhibit B – Page 1

☐ Although I am not currently engaged in Employment as of the above date, I do expect to be employed as of                     , which is prior to my next mitigation certification.
My expected annual salary or compensation will be $                     ($                    /biweekly) and my target bonus or incentive compensation for the first year of Employment will be $                    . The following is a list of all other compensation that I expect to be entitled to in connection with such Employment, including any amount to be received as a signing bonus and any amount of compensation promised or owed to me but that will not be paid to me immediately:

I understand that any or all of the installment severance payments due to me pursuant to the Severance Arrangements are subject to reduction on a dollar-for-dollar basis based on the compensation that I am entitled to receive in connection with such Employment.
Lastly, I understand if my Employment status changes at any time during the Mitigation Period, I am required to and will immediately notify Loral of such change.
Signature:
Date:
Exhibit B – Page 2